FORM 3                                          OMB APPROVAL
                                                    OMB Number:  3235-0104
                                                    Expires:  January 31, 2005
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*


   King          William           D.
-----------------------------------------------
   (Last)        (First)        (Middle)

-----------------------------------------------
                (Street)

             9 Wideloop Road


-----------------------------------------------
   (City)        (State)          (Zip)

Rolling Hills   California        90274


2. Date of Event Requiring Statement (Month/Day/Year)

   3/5/03

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


4. Issuer Name and Ticker or Trading Symbol

   MCSi, Inc. ("MCSI")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

  __X__ Director                     _____ 10% Owner
  _____ Officer (give                _____ Other (specify
        title below)                       below)

  ________________________________________

6. If Amendment, Date of Original (Month/Day/Year)


7. Individual or Joint/Group Filing (Check Applicable Line)
   _X_Form filed by One
      Reporting Person
   ___Form filed by More than
      One Reporting Person
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           Table I - Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------

1. Title of Security (Instr. 4)

No securities owned.

2. Amount of Securities Beneficially Owned (Instr. 4)


3. Ownership Form:  Direct (D) or Indirect (I) (Instr.5)


4. Nature of Indirect Beneficial Ownership (Instr. 5)









FORM 3 (continued)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)



1.  Title of Derivative Security (Instr. 4)

Non-Qualified Stock Option (right to buy)


2.  Date Exercisable and Expiration Date (Month/Day/Year)

        Date Exercisable     Expiration Date

        3/5/03               3/5/13

3.  Title and Amount of Securities Underlying Derivative Security (Instr. 4)

        Title                Amount or Number of Shares

     Common Stock                    31,250

4.  Conversion or Exercise Price of Derivative Security

    $0.61

5.  Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
    (Instr. 5)

    D

6.  Nature of Indirect Beneficial Ownership (Instr. 5)






Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

                    /s/ William D. King                          March 14, 2003
                    __________________________________          ______________
                     **Signature of Reporting Person                  Date

 * If the form is filed by more than one reporting person, see instruction 5(b)(v)
 **  Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.